As filed with the Securities and Exchange Commission on April 30, 2002
--------------------------------------------------------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               __________________



                                     FORM 10



                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                           Commission File No.: 8-7539



                                WINDSORTECH, INC.
                   (Formerly known as Delta States Oil, Inc.)
             (Exact Name of Registrant as Specified in its Charter)



               Delaware                                    13-2599131
   (State or other jurisdiction of                      (I.R.S. Employer
    incorporation or organization)                    -Identification No.)



                       70 Lake Drive, Hightstown, NJ 08520
               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (609) 426-4666



 Securities to be registered pursuant to Section 12(b) of the Exchange Act: None



   Securities to be registered pursuant to Section 12(g) of the Exchange Act:
                          Common Stock, par value $.01
                                (Title of Class)

                                TABLE OF CONTENTS

  ITEM                                             DESCRIPTION                                               PAGE


       1.  Business.                                                                                            1
       2.  Financial Information.                                                                              10
       3.  Properties.                                                                                         17
       4.  Security Ownership of Certain Beneficial Owners and Management.                                     18
       5.  Directors, and Executive Officers.                                                                  18
       6.  Executive Compensation.                                                                             19
       7.  Certain Relationships and Related Transactions.                                                     21
       8.  Legal Proceedings.                                                                                  22
       9.  Market Price of and Dividends on the Registrant's Common Equity and Related Shareholder
             Matters.                                                                                          22
      10.  Recent Sales of Unregistered Securities.                                                            23
      11.  Description of Registrant's Securities to be Registered.                                            23
      12.  Indemnification of Directors and Officers.                                                          25
      13.  Financial Statements and Supplementary Data.                                                        25
      14.  Changes in and Disagreements With Accountants on Accounting and Financial Disclosure                25
      15.  Financial Statements and Exhibits.                                                                  26

           Signatures                                                                                          28


ITEM 1.   BUSINESS

Recent Developments - Change Of Control Of Registrant;
      Merger Of WindsorTech, Inc. With And Into Delta States
      Oil, Inc.

      On January 30, 2002, pursuant to the terms of an Agreement and Plan of Merger among WindsorTech, Inc., Delta States Oil, Inc. and Alfred D. Morgan, PhD., WindsorTech, Inc. ("WTI" or "Accounting Acquirer") was merged with and into Delta States Oil, Inc. ("Delta") in a tax-free merger ("Merger"), and Delta was renamed WindsorTech, Inc. (the "Company" or the "Registrant"). Following the merger, the Company had 11,999,168 shares of its Common Stock outstanding, 9,000,000, or approximately 75% of which, are owned in equal amounts by Marc Sherman, Edward L. Cummings, Carl C. Saracino, Michael P. Sheerr and David A. Loppert.

      Delta States Oil, Inc., a publicly owned company with approximately 3,300 shareholders, was incorporated in Delaware on November 17, 1967 under the name Camco Systems, Inc., which was changed in December 1967 to Automated Data Sciences, Inc. and then on January 28, 1974 to Delta, was previously engaged in oil and gas exploration and drilling operations, but had not engaged in any active business since May 4, 1981. As a result of the Merger, the Company is now actively engaged in technology asset management services for leasing companies, finance companies and corporate America to assist those companies in maximizing the value of computer equipment coming to the end of its useful life, and the business of purchasing and selling large volumes of off-lease/off finance excess, used, refurbished and as-is computer equipment and related products.

      For accounting purposes, the Merger of Delta and WTI has been treated as a recapitalization of WTI as the acquirer (reverse acquisition). The historical financial statements of WTI became those of the Registrant and the assets and liabilities of Delta accounted for as required under the purchase method of accounting. Pro forma information giving effect to the acquisition has not been presented since the merger is essentially a capital transaction and not a business combination.

      Alfred D. Morgan, Saul Horing, Robert Maerz and Larry Neuman, who had served as officers and directors of the Delta prior to the Merger, have resigned those positions. Marc Sherman, David A. Loppert, Andrew Paciocco and Constance
K. Weaver were appointed to fill the vacancies on the board of directors created by such resignations, and the following persons became the Company's officers:

               Name                      Age                         Position
------------------------------------ ------------ ----------------------------------------------------------
Marc Sherman ...................         38       Chief Executive Officer, President, Director
Edward L. Cummings..............         52       Vice President, Chief Financial Officer, Treasurer
Carl C. Saracino................         32       Vice President, Operations
Michael P. Sheerr...............         45       Vice President, Sales and Procurement
David A. Loppert................         47       Vice President, Business Development, Secretary, Director


      Marc Sherman served as a director and Chief Executive Officer of Intellesale, Inc. (and its predecessor, Universal Commodities Corp.), a company that engaged in remarketing used computer equipment, from December 1994 to July 2001. Prior to 1994, he served in key positions in various family businesses. He has over fifteen years of experience in marketing, operations and executive management. Mr. Sherman is the brother-in-law of Mr. Sheerr and Ms. Weaver.


      Edward L. Cummings served as Executive Vice President, Chief Financial Officer and Secretary of Intellesale, Inc. from July 1999 to February 2001. He joined its predecessor company Universal Commodities Corp. in October 1995 as controller and was elected to the board of directors in January 1997. From September 1994 to October 1995 he owned TCC, Inc., an operator of several retail gift shops. From December 1981 to September 1994 he was Chief Financial Officer and Treasurer of Albert E. Price, Inc., a giftware import and export company.

      Carl C. Saracino served as Vice President, Operations of Intellesale, Inc. from July 1999 to June 2001. He joined its predecessor company Universal Commodities Corp. in October 1995 as operations manager. Prior to that he served as assistant to Mr. Sherman in several of Mr. Sherman's businesses.


      Michael Sheerr served as Vice President of Cybertech, Inc., a company engaged in remarketing computer memory, from January 2001 to September 2001. From September 1997 to January 2001 he was Vice President of Garden State Metals, a metals trading company. From October 1992 to September 1997 he owned Consolidated Metal Trading, a metals trading company. From 1984 to October 1992 he was Vice President and owner of Pennmetal, Inc., a metals trading company. Mr. Sheerr is the brother-in-law of Mr. Sherman.


         David A. Loppert served as Chief Executive Officer of SysComm International Corporation, a network and systems integrator, from December 2000 to July 2001. From February 1997 to November 2000, he was Vice President, Chief Financial Officer and Assistant Secretary of Applied Digital Solutions, Inc., an advanced technology development company. From 1996 to 1997, he was Chief
Financial Officer of Bingo Brain, Inc., a manufacturer of a hand-held bingo computer, and from 1994 to 1996, he was Chief Financial Officer of both C.T.A. America, Inc., and Ricochet International, L.L.C, both involved in the importation and distribution of footwear. Mr. Loppert started his financial career with Price Waterhouse, an international accounting firm, in 1978 in Johannesburg, South Africa, before moving to its Los Angeles Office in 1980 where he rose to the position of Senior Manager. He holds Bachelor degrees in Accounting and Commerce, as well as a Higher Diploma in Accounting, all from the University of the Witwatersrand, Johannesburg, and was designated a Chartered Accountant (South Africa) in 1980.

      On April 6, 2002, Robert D. Jackson, age 35, joined the Company as Vice President, Investor Relations. From December 1999 to August 2001, Mr. Jackson served as Vice President, Investor Relations for Applied Digital Solutions, an advanced technology development company. Prior to that Mr. Jackson served on the management team at Janus mutual funds in Denver, Colorado. From February 1997 to January 1999, Mr. Jackson was President and CEO of R. D. Jackson & Associates, Inc., an investment banking and investor relations consulting firm which he founded.

      Set forth below are the names and the present principal occupations or employment of our outside directors:

      Andrew Paciocco, age 42, serves as Managing Executive of the Palm Beach office of the Northern Trust Bank of Florida N.A. Mr. Paciocco joined Northern Trust Bank in February of 1999 as a Private Banking Relationship Manager. Subsequently, he assumed the responsibilities of Trust New Business Officer before being appointed to his present position as Managing Executive. Prior to joining Northern Trust Bank, he was Executive Vice President and Senior Retail Executive of Barnett Bank of Palm Beach County. Following the January 1998 acquisition of Barnett Bank by NationsBank (now Bank of America) Mr. Paciocco served as Senior Vice President and Retail Market Manager for North Palm Beach and Martin Counties. He began his banking career in 1987 with Barnett Bank and held various positions including Senior Vice President and Market Executive in Retail Banking and Vice President and Office Manager of the Tequesta and Jupiter branches. He received his B.S. in Finance from Villanova University in Pennsylvania in 1981. Mr. Paciocco serves on both the audit and compensation committees of the board of directors.


      Constance K. Weaver, age 49, has served as Vice President, Investor Relations and Financial Communications for AT&T Corporation since 1996. From 1995 through 1996 she was Senior Director, Investor Relations and Financial Communications for Microsoft Corporation. From 1993 to 1995 she was Vice President, Investor Relations, and from 1991 to 1993 she was Director of Investor Relations, for MCI Communications, Inc. She earned a Bachelor of Science degree from the University of Maryland in 1975. Ms. Weaver serves on both the audit and compensation committees of the board of directors. Ms. Weaver is the sister-in-law of Mr. Sherman. Ms. Weaver also serves on the Board of Directors of Applied Digital Solutions, Inc.

WHAT WE DO

      We provide backend asset management services to leasing and finance companies that need to dispose of computer equipment that is coming off lease or off finance agreements, and to large and small corporations removing older technology from service.


      We purchase off-lease and excess, used, refurbished and as-is computer equipment and related products from a variety of sources, including leasing and finance companies and Fortune 1000 companies. We remarket these products to brokers, exporters, wholesalers, retailers, value-added resellers, individuals and corporate end users. We also provide parts-on-demand services and brokerage of recyclable materials both nationally and internationally.


      We sell a wide range of used, refurbished and as-is products, including notebook and desktop computers, monitors, processors, disk drives, CD's and DVD's, modems, printers and memory. The majority of the computers we offer are brand name Intel Pentium(R) class or equivalent products manufactured by IBM, Dell, Compaq, Apple, Sony, Fujitsu, Hewlett-Packard, Gateway, Toshiba and other major manufacturers.


      We are in the process of creating an Asset Management Group ("AMG") to provide complete computer asset management and recovery services to leasing companies and major corporations. For a fee, our AMG will receive, inspect and test each piece of equipment, remove sensitive data and report the results in a customized audit report to our client. We will then assist the client in the disposition of the asset. One of the many benefits from providing this service is that we receive the opportunity to become aware of opportunities to acquire inventory for resale or otherwise have the right of first refusal on our client's computer asset base.

      We expect that the creation of the AMG will result in capital expenditures of approximately $500,000 to $1,000,000 for the purchase of computer software and hardware and production and line equipment to establish the AMG, and that we will increase our employee headcount from 13 full-time employees to approximately 25 to 30 full-time employees. See "Results of Operations - Liquidity and Capital Resources" and "Risk Factors" below.

OUR BUSINESS MODEL

      Demand for refurbished, used or as-is brand name computer equipment is growing as consumers realize they can purchase excess/used/refurbished products that can serve their needs at substantial discounts from the price of new merchandise. At the same time, shorter product cycles are leading to increased off-lease and excess inventory computer equipment which vendors and leasing companies need to dispose of in large quantities without conflicting with their primary distribution channels. We offer those persons the ability to conveniently sell all their products in a single transaction. We believe that our ability to acquire many different types of equipment in large quantities through our established relationships provides us with a significant competitive advantage both with consumers and vendors.


      In order to be able to offer attractive prices to customers while also maintaining our margins, we must be able to source a sufficient amount of product at favorable prices. In order to continue and expand our procurement capability, we strive to maintain and enhance existing relationships with leasing companies, manufacturers and other sources of equipment and to pursue new relationships.

      Growth in our industry has been fueled by several factors, including:

      o a large and growing number of installed personal computers in the home and workplace;
      o multiple computers in the home and workplace fueled by increased use and acceptance of the Internet among consumer and business users; and
      o increased need for large leasing companies and corporations to manage their computer assets cost effectively.

      According to International Data Corporation ("IDC"), a market research firm, and a unit of International Data Group, worldwide new PC sales for 2002 are forecasted at 125.5 million units, a 3% increase over 2001. IDC forecasts that the greatest growth in 2002 will be in the US Market, estimated at 9.3%. Moreover, IDC forecasts that the number of Internet users worldwide will increase from approximately 142 million in 1998 to 502 million in 2003. IDC's Life Cycle Value model organizes the cost to own, maintain and replace technology into three stages: procurement; use; and disposition. IDC estimates that end-of-life disposition costs alone constitute as much as 5% of the Total Cost of Ownership ("TCO"), nearly one-third as much as the original procurement. Much of this expense stems from the fact that used equipment from various diverse or distributed environments present many challenges which enterprises are generally not equipped to address such as:

      o     Widely distributed equipment locations.
      o     Unrecorded   changes  in  original   configurations,   upgrades  and
            peripheral additions.
      o     Inoperative units.
      o     Varying cosmetic conditions.
      o     Inability to dispose of large volumes in the secondary market.
      o Deployment of expensive technical staff to support low value equipment residuals; and
      o     Original packaging destroyed, making shipping more difficult.

      Substantial TCO savings are possible based on the timing of the purchase within the product life cycle, the technology refresh rate within the enterprise and end-of-life management practices. Assuming that an item is purchased soon after its introduction, the following table shows the estimated residual value related to the product cycle:

             Months                           Event                    Value % of Purchase
-------------------------------------------------------------------------------------------------
               6                   First round of discounting                  70%
               12                    End-of-life discounting                   45%
               15                     Product discontinued                     30%
               36                         Salvage price                        10%

      In recent years, the number of companies leasing rather than purchasing computer equipment has increased significantly, primarily due to shorter product life cycles. Corporate leases generally have a three-year term after which the equipment is replaced and a new lease cycle begins. Off-lease equipment is generally from brand-name manufacturers and still has a relatively high resale value when refurbished. The refurbished computer market also includes computer equipment that has been reconditioned by the manufacturer after being returned by customers. Refurbished computer equipment typically requires a nominal amount of service, such as minor repairs, cleaning and repackaging.


      In addition to refurbished computer equipment, large quantities of excess inventory computer products become available on a regular basis as a result of the frequent introductions of new models with incremental increases in features or capacity. This is an inherent characteristic of the personal computer industry. Usually, the excess inventory products are only marginally different from the newest models and will adequately serve the needs of most users.

      Disposing of refurbished and excess inventory computer equipment is a substantial burden for many vendors. Such computers and accessories are currently sold through many different outlets, including wholesale distributors, catalogs, company stores or outlets, resellers and specialized retailers, as well as mass merchants that are not committed to the resale of these goods and generally sell them as a supplementary product line. Because of the highly fragmented and relatively undeveloped nature of the market for this product, prices received by leasing companies and vendors tend to be highly variable and subject to negotiation based on quantity, age and condition of the merchandise. Our experience has indicated that leasing companies and vendors look favorably upon a distribution channel that enables them to quickly dispose of significant quantities of merchandise without affecting their traditional sales channels.

      A proactive, well-defined end of life management policy provides a constant stream of product for the Company while reducing our client's total cost of equipment ownership. Our clients are able to deploy their information technology specialists much more productively, without having to worry about end of life equipment disposal.

      A well-designed asset management system can significantly reduce product lifecycle costs. Product lifecycles vary, but can generally be categorized as follows:

      o Power Users - state of the art equipment is purchased and refreshed every 12- 24 months.
      o Less demanding users - generally, organizations that tend to refresh their technology platforms every 30 - 36 months tend to experience the lowest lifecycle costs. This practice reduces the need to perform costly upgrades on older systems, maintains an "in-warranty" inventory and reduces the IT training load and cost when new systems are installed frequently.

      Used technology presents a unique set of operational challenges that our asset management system will address:

      o Used system configurations are inconsistent - many have had upgrades and peripheral parts added or removed;
      o     Many used systems are not in good working condition;
      o Many used systems have cosmetic damage that may affect value and suitability for some uses;
      o Used systems contain proprietary data and software licenses which must be erased before reuse; and
      o The relatively low value of used systems prohibits costly manual processing methods.

      The asset management system we intend to implement is being designed to process an unsorted stream of technology according to a service profile we will develop for each client. Using client-server technology, used equipment will be registered, evaluated and then routed to a series of services designed to maximize value for the owner of the equipment. The process will be fully documented for each system in our database. Comprehensive reporting provides a tool for managing the asset base.

      o Service delivery should be consistent because our system server will instruct the technicians step-by-step according to the customer's unique profile.

      o     Data reliability should be high because manual entry of data will be reduced through the use of automated client/server technology.
      o     Service  performance  will be 100%  audited.  No  equipment  will be permitted to exit the process until all specified services, e.g., hard drive erasure or sanitation, have been performed.
      o Costs should be minimized through the application of value-appropriate services and production line efficiency, eliminating the need to sort and pre-inventory the product and the client's internal costs are also reduced.
      o Complete accountability should be assured by maintaining serial number detail for all services performed.

      End-of-life disposition costs for older technology often exceed the market value of such asset, resulting in negative residuals. One of our objectives is to prevent clients from incurring the expense of negative residuals simply because they lack an effective end-of-life management program. The key to avoiding negative residuals is to retire an asset while its market value is still sufficient to outweigh the disposition costs.

HOW WE ACQUIRE PRODUCTS

      We believe our ability to acquire computer equipment in large quantities and at favorable prices is a key competitive advantage. We purchase from finance and leasing companies, computer manufacturers, corporate information technology departments and others who look to us to be a reliable channel for disposition of products. Other sources of our products include independent brokers, federal, state and local governments, liquidators and educational institutions. We receive information about new sources of products from prior contacts, online resources to which we subscribe, advertising, industry publications, trade associations and e-mail and fax bid requests received.


      We often enter into formal agreements for the purchase of equipment. Our access to sources of equipment is based primarily on relationships that our management team has established over approximately the last eight years. Since product availability is unpredictable, a strong base of vendor relationships is important to our success. We maintain ongoing contact through e-mail and telephone calls with our vendors to learn when products will become available.


      The average age of the products that we purchase is approximately 30 months, and the average age of our manufacturer-refurbished products is approximately 15 months. The average time between our purchase of an item and sale of that item is approximately 30 days. Although we assume inventory and price risk associated with selling these products, we believe our ability to sell our inventory quickly through our distribution channels justifies the risk. We typically purchase products in large quantities, and frequently make bulk purchases on an "as-is" basis, which can result in significantly lower acquisition cost, although these purchases are without warranties except as to title and quantity of equipment. Sometimes, a small part of a particular shipment may not meet our strict quality standards for products we offer. In those cases, we use the products as parts or we seek to immediately sell these products in bulk through brokers, who in most cases sell the products internationally.


      There are no set formulas for determining the purchase prices we pay to our suppliers. The pricing is usually negotiated for each transaction based on the current market prices for similar equipment, the condition and location of the equipment and the cost and effort anticipated in packing and shipping the equipment.

HOW WE HANDLE AND PROCESS PRODUCTS


      After we receive the equipment that we have purchased at our warehouse, we follow standard procedures to audit each shipment, including a physical count, inspection for physical damage and testing of equipment, as appropriate. We then submit any appropriate freight claims or claims against the vendor for shortages or defects that may be covered by warranties, if any.


      We have a standard process for refurbishing equipment that depends on the type of product. For each standard product type, we have detailed procedures under which we identify any aspects or components of the product that do not meet our requirements. If the defect cannot readily be remedied or if the component cannot be replaced on a cost-effective basis, we use the component for parts or otherwise dispose of the defective item.


      For example, the procedure we follow in refurbishing a desktop PC is:

      o     Inspection and testing
            -     Physical inspection of the exterior and appearance.
            -     Interior cleaning.
            -     Complete erasing of all existing data and software.
            -     Complete hardware diagnostics.
      o     Repair or set aside
            -     Replacement of defective components, if any.
            - Set aside computers not suitable for repair, to be used for parts.
      o     Upgrade and testing
            - Upgrade the computer according to the specifications of the customer work order.
            -     Test the upgraded hardware.
            -     Clean the exterior of the computer.
            -     Label and package the computer.

      The time required for the refurbishment process depends on the condition of the equipment.

HOW WE DETERMINE SELLING PRICES

      We determine our selling prices on the basis of current market conditions and the number of items we have on hand, as well as our target profit margins for various types of products. In setting the prices, we compare prices of similar new equipment, if any, as well as prices offered by our competitors for similar products over the Internet using such sources as on-line auction houses and sophisticated search tools, in trade publications and in other published advertisements. Given the nature of our products and the rapid technological changes in the industry, we may have to reduce prices over time, and a portion of our inventory may have to be recycled or sold as scrap. However, we take these factors into account when we purchase equipment.


      Customers place orders by telephone, fax or via e-mail. On accepted orders, a sales order is generated and is printed and delivered to our warehouse for processing. The product is then picked and taken from the warehouse and appropriately packed with foam packing, bubble wrap or other packaging material, and the order is shipped by United Parcel Services, Federal Express or by common carrier. On average, we currently ship products 24 to 48 hours following receipt of the order.

EMPLOYEES

      As of April 24, 2002, we employed 13 full-time and 4 part-time employees. We have no collective bargaining agreements and believe our relations with our employees are good.

BACKLOG

      Customers typically do not place recurring "long-term" orders with us, resulting in a limited order backlog at any point in time. Our failure to receive orders from customers on a continuous basis could have a material adverse effect on our financial condition, results of operations and cash flows given our lack of recurring orders.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS

      Federal, state, and local laws or regulations which have been enacted or adopted regulating the discharge of materials into the environment have not had, and under present conditions we do not foresee that they will have, a material adverse effect on our capital expenditures, earnings, cash flows or our competitive position. We will continue to monitor our operations with respect to potential environmental issues and costs, including changes in legally mandated standards.


ITEM 2.   FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

      The selected financial data set forth below, insofar as they relate to the year ended December 31, 2001 are derived from, and are qualified by reference to, our audited financial statements included herein and should be read in conjunction with those financial statements and the notes thereto. The selected consolidated financial data as of March 31, 2002 and for the three month period then ended are derived from our unaudited quarterly financial statements included herein and should be read in conjunction with those financial statements and the notes thereto. Results for past periods are not necessarily indicative of results that may be expected for future periods.

Statements of Operations Data

                                                                     Period From
                                                                      Inception            Three Months
                                                                       through                 Ended
                                                                     December 31,            March 31,
                                                                          2001                 2002
                                                                      -----------           -----------
Revenue                                                               $ 1,524,848           $ 2,189,689
Cost of sales                                                           1,266,808             1,711,649
                                                                      -----------           -----------
Gross Profit                                                              258,040               478,040
Selling, general and administrative expenses                              291,577               397,753
                                                                      -----------           -----------
EBITDA                                                                    (33,537)               80,287
Depreciation and amortization                                                 934                 2,313
Interest expense (net)                                                      2,897                 3,580
                                                                      -----------           -----------
Income/(loss) from continuing operations before income taxes              (37,368)               74,394
Provision for income taxes                                                     --                29,953
                                                                      -----------           -----------
Net income/(loss)                                                     $   (37,368)          $    44,441
                                                                      ===========           ===========
Per Share Data:
Income (loss) from continuing operations                              $    (0.004)          $     0.004
Diluted weighted average number of shares outstanding                   9,000,000            10,999,445

Balance Sheets                   December 31,        March 31,
                                     2001              2002
                                   --------          --------
Total current assets               $510,406          $784,789
Total current liabilities           364,909           600,323
Working capital                     145,497           184,466
Total assets                        585,739           864,294
Total liabilities                   373,107           607,221
Stockholders' equity                212,632           257,073

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operations

      The following table sets forth, for the periods ended December 31, 2001 and March 31, 2002, the percentage relationship to total revenue of line items in our Statements of Operations.


                                                                Period From      Three Months
                                                                 Inception          Ended
                                                                  through
                                                                December 31,      March 31,
                                                                    2001             2002
                                                              ----------------------------------
                                                                       %                %
                                                                     -----            -----
Revenue                                                              100.0            100.0
Cost of sales                                                         83.1             78.2
                                                              ----------------------------------
Gross profit                                                          16.9             21.8
Selling, general and administrative expenses                          19.1             18.2
                                                              ----------------------------------
EBITDA                                                                (2.2)             3.6
Depreciation and amortization                                          0.1              0.1
Interest expense                                                       0.2              0.2
                                                              ----------------------------------
Income (loss) before provision for income taxes                       (2.5)             3.3
Provision (benefit) for income taxes                                     --             1.3
                                                              ----------------------------------
Net income (loss)                                                     (2.5)             2.0
                                                              ==================================

Period from Inception (August 10, 2001) through December 31, 2001 and Three Months Ended March 31, 2002


      For accounting purposes the Merger of Delta and WTI has been treated as a recapitalization of WTI as the acquirer (reverse acquisition). The historical financial statements of WTI became those of the Registrant and the assets and liabilities of Delta accounted for as required under the purchase method of accounting.


      The Company (for purposes of this discussion WTI, the Accounting Acquirer) was organized on August 10, 2001, commenced business operations in October 2001, and has no comparative operating history for either the fiscal year ended 2000 or the quarter ended March 31, 2001. Accordingly no comparable discussion is presented.


      The Company's results of operations for the period ended December 31, 2001 and the quarter ended March 31, 2002 did not contain any unusual gains or losses from transactions not in the Company's ordinary course of business. The Company's results were in line with its business plan and forecast for the period ended December 31, 2001 and the quarter ended March 31, 2002.

Liquidity and Capital Resources

      Our current ratios at December 31, 2001 and March 31, 2002 were 1.4 and 1.3, respectively. Working capital at March 31, 2002 was $184,466, a $38,969 increase from the $145,497 at December 31, 2001.

      Net cash used in operating activities in the three months ended March 31, 2002 was $63,499. The cash used in operating activities during 2002 was as a result of increases in accounts receivable, inventory and prepaid expenses, reduced by increases in accounts payable, accrued expenses and income taxes payable and by the net income for the period. Cash used in operating activities in 2001 was $290,461. Cash of $457,991 was used to increase inventories and fund accounts receivable, prepaid expenses and other assets, offset by an increase in accounts payable of $203,964, and the net loss and non cash items.

      Net cash used in investing activities was $7,116 in 2002 and $22,937 in 2001, and was used to purchase property and equipment in both periods.

      Net cash provided by financing activities was $33,970in 2002 and $ 406,000 in 2001. In 2002, $35,170 of cash provided by financing activities was from increases in loans from officers, reduced by $1,200 used to repay capital lease obligations. In 2001, $250,000 of cash from investing activities was from the sale of common stock and $156,000 was from increases in loans from officers.

      We believe that cash generated from operations, together with our available cash resources, will be sufficient to meet our cash requirements for at least the next 12 months. However, we will need to raise additional funds to finance the implementation of the AMG, and we may need to raise additional funds to finance unanticipated working capital requirements or to acquire complementary businesses.

      On April 24, 2002, our principal stockholders' loaned the Company a total of $550,000 to implement the AMG. See Item 7 - "Certain Relationships and Related Transactions - Transactions with Management and Others and Certain Business Relationships". At this time we anticipate that this infusion will be sufficient to initially launch the AMG.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK

      Certain statements in this Report, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. We intend that such forward-looking statements be subject to the safe harbors created thereby.

      All such forward-looking information involves risks and uncertainties and may be affected by many factors, some of which are beyond our control. These factors include:
      o     our growth strategies,
      o     anticipated trends in our business and demographics,
      o our ability to successfully integrate the business operations of recently acquired companies, and
      o     regulatory, competitive or other economic influences.

      Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: our continued ability to sustain our growth through continuing vendor relationships, development of our AMG and future business acquisitions; the successful completion and integration of future acquisitions; the ability to hire and retain key personnel; the continued development of our technical, manufacturing, sales, marketing and management capabilities; relationships with and dependence on third-party suppliers; anticipated competition; uncertainties relating to economic conditions where we
operate;   uncertainties   relating  to  government  and
regulatory policies; uncertainties relating to customer plans and commitments; rapid technological developments and obsolescence in the industries in which we operate and compete; existing and potential performance issues with suppliers and customers; governmental export and import policies; global trade policies; worldwide political stability and economic growth; the highly competitive environment in which we operate; potential entry of new, well-capitalized competitors into our markets; and changes in our capital structure and cost of capital. The words "believe", "expect", "anticipate", "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date such statement was made.


RISK FACTORS

      In addition to the other information contained herein, the following factors should be considered in evaluating our Company and our business. These risks and uncertainties include, but are not limited to those set forth herein, and from time to time in our other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference.

Uncertainty Of Future Financial Results

      We are a newly formed business, having commenced operations in October 2001. While we generated a small profit in the quarter ended March 31, 2002, we incurred a loss in fiscal 2001, and our future financial results are uncertain. There can be no assurance that we will continue to achieve profitability, and we may incur losses in the foreseeable future. Continued profitability depends upon many factors, including our ability to raise capital when needed, particularly for the expansion of our AMG, the success of our various marketing and recruiting programs, the maintenance or reduction of expense levels and our ability to successfully coordinate the efforts of the different divisions of our business.

Possible Fluctuations In Future Quarterly Or Annual Results

      We have been in business since October 2001 and have only two periods of historic operating results - the period from Inception through December 31, 2001 and the quarter ended March 31, 2002. Due to the uncertainty of future operating results, we may experience quarterly fluctuations in the future. Quarterly operating results may fluctuate as a result of a variety of factors, including: the rate of technology change; the timing of our delivery of significant orders; the ability of vendors to deliver, in a timely fashion, products for which we have received orders; the length of the sales cycle; receipt of volume discounts; the demand for products and services we offer; the introduction or announcements by IBM and other manufacturers relating to the remarketing of used products; the hiring and training of additional personnel; as well as general business conditions.

      We expect that the size and timing of our sales transactions may vary substantially from quarter to quarter, and we expect such variations to continue in future periods, including the possibility of losses in one or more fiscal quarters. These fluctuations may be caused by delays in shipping certain computer systems for which we receive orders that we expect to deliver during that quarter. In addition, our collection periods may fluctuate due to periodic unavailability of product, which may result in the delay of payment from certain customers until their entire orders are shipped. Accordingly, it is likely that in one or more future fiscal quarters, our operating results could be below the expectations of public market analysts and investors and, as a result, any future stock market listing or public offering of shares of our Common Stock could be materially adversely affected.

Principal Markets And Customers; Dependence On Major
      Customers; Risk Of Industry Concentration

      We sell and deliver computer systems, peripheral devices and parts, to more than 100 customers throughout the United States and in more than 5 countries worldwide. In fiscal year 2001, sales to our top ten customers (all of whom were new) accounted for approximately 89.8% of our total revenues. In the first quarter of 2002, sales to our top ten customers accounted for approximately 80.4% of our total revenues

      We do not have any exclusive long-term arrangements with our customers for the continued sales of computer systems. Our failure to acquire additional significant or principal customers or to maintain our relationships with our existing principal customers could have a material adverse effect on our results of operations and cash flows.

      In fiscal 2001 and in the first quarter of 2002, primarily all of our sales of computer systems, peripherals and parts were to brokers or remarketers based in the United States. Although we are striving to broaden our market focus to include sales to other markets, such as financial services, in the immediate future we expect that we will continue to derive a substantial percentage of our sales of product to such brokers and remarketers. Accordingly, unfavorable economic conditions or factors that relate to these industries, particularly any such conditions that might result in reductions in capital expenditures or changes in such companies' information processing system requirements, could have a material adverse effect on our results of operations and cash flows.

We Rely On Merchandise Vendors As Sources For Our Products

      The availability of off-lease and excess inventory computer equipment is unpredictable. We have no long-term arrangements with our vendors that assure the availability of merchandise. We purchase products from more than 25 different vendors, although we have no formal commitments with any of them. We cannot assure you that our current vendors will continue to sell merchandise to us as they have in the past, or that we will be able to establish new vendor relationships that ensure merchandise will be available to us in sufficient quantities and at favorable prices. If we are unable to obtain sufficient quantities of products at favorable prices, our business will be adversely affected. In addition, we may become obligated to deliver specified types of computer equipment in a short time period and, in some cases, at specified prices. Because we have no formal relationships with vendors, we may not be able to obtain the required equipment in sufficient quantities in a timely manner, which could adversely affect our ability to fulfill these obligations.

We Are Subject To Risks That Our Inventory May Decline
      Before We Sell It Or That We May Not Be Able To Sell
      The Inventory At The Prices We Anticipate

      We purchase and warehouse inventory, most of which is as-is or excess inventory of personal computer equipment. As a result, we assume inventory risks and price erosion risks for these products. These risks are especially significant because personal computer equipment generally is characterized by rapid technological change and obsolescence. These changes affect the market for refurbished or excess inventory equipment. Our success will depend on our ability to purchase inventory at attractive prices relative to its resale value and our ability to turn our inventory rapidly through sales. If we pay too much or hold inventory too long, we may be forced to sell our inventory at a discount or at a loss or write down its value, and our business could be materially adversely affected.

Declining Prices For New Computer Equipment Could Reduce
      Demand For Our Products

      The cost of new computer equipment, particularly personal computers, has declined dramatically in recent years. As the price of new computer products declines, consumers may be less likely to purchase refurbished computer equipment unless there is a substantial discount to the price of the new equipment. Accordingly, if we were to sell as-is or refurbished equipment directly to end users, we would have to offer the products at a substantial discount to the price of new products. As prices of new products continue to decrease, our revenue, profit margins and earnings could be adversely affected. There can be no assurance that we will be able to maintain a sufficient pricing differential between new products and our as-is or refurbished products to avoid adversely affecting our revenues, profit margins and earnings.

If We Need Additional Financing For The Implementation of
Our Asset Management Group, For Unanticipated Working
Capital Needs Or To Finance Acquisitions, We May Not Be Able
To Obtain Such Capital, Which Could Adversely Affect Our
Ability To Achieve Our Business Objectives

      We believe that cash generated from operations, together with our available cash resources, will be sufficient to meet our cash requirements for at least the next 12 months. However, we may need to raise additional funds to expand our Asset Management Group as we grow our customer base, and we may need to raise additional funds to finance unanticipated working capital requirements or acquire complementary businesses.

      We do not yet have lending commitments from banks or other third parties and, until and unless we arrange for such commitments, we will rely on advances or investments from our principal stockholders and officers. While they have made significant loans and advances in the past, they have no obligation to advance funds to us, or invest funds in us, and, even if they may be willing to do so, may not have funds available. We cannot assure you that additional financing will be available on favorable terms or at all. If funds are not available when required for our working capital needs or other transactions, our ability to carry out our business plan could be adversely affected, and we may be required to scale back our growth and operations to reflect the extent of available funding. If we are able to arrange for credit facilities or investments from other lenders or investors, the debt or equity instruments will probably include limitations on our ability to incur other indebtedness, to pay dividends, to create liens, to sell or purchase our capital stock, to sell assets or to make acquisitions or enter into other transactions. Such restrictions may adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced. These securities may have rights, preferences or privileges senior to those of our Common stockholders.


If We Experience Problems In Our Distribution Operations,
      We Could Lose Customers

      In addition to merchandise vendors, we depend on several other third parties over which we have limited control, including, in particular, Federal Express, United Parcel Service and common carriers for delivery of products to and from our distribution facility and to our customers. We have no long-term relationships with any of those parties. We are therefore subject to risks, including risks of employee strikes and inclement weather, which could result in failures by such carriers to deliver products to our customers in a timely manner, which could damage our reputation and name.

The Industry In Which We Compete Is Highly Competitive

      We face intense competition in each area of our business, and many of our competitors have greater resources and a more established market position than we have. Our primary competitors include:

o major manufacturers of computer equipment such as Compaq Computer Corporation, Dell Computer Corporation and IBM, each of which offer as-is, refurbished and new equipment through their websites and direct e-mail broadcast campaigns;
o privately and publicly owned businesses such as TechsMart, Redemtech, Solectron and Spacefitters that offer asset management and end-of-life product refurbishment and remarketing services;
o traditional store-based computer retailers, such as Best Buy Co., Inc., Circuit City(R)Stores, Inc., CompUSA and Gateway Country; and
o online competitors and auction sites, such as the Boston Computer Exchange, Buy.com Inc., Cyberian Outpost, Inc., Egghead.com, Inc., Fairmarket, Inc., uBid and e-Bay.

      Many traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand name recognition and significantly greater financial, marketing and other resources than we do. Many of these competitors already have an established brand name and can devote substantially more resources to increasing brand name recognition and product acquisition than we can. In addition, larger, well-established and well-financed entities may join with online competitors or computer manufacturers or suppliers as the use of the Internet and other online services increases. Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently or adopt more aggressive price or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and test products in a manner that is not possible in the wholesale business. Our product offerings must compete with other new computer equipment and related products offered by our competitors. That competition will intensify if prices for new computers continue to decrease.


Lack Of Dividends On Common Stock; Issuance Of Preferred Stock

      We do not have a history of paying dividends on our Common Stock, and there can be no assurance that such dividends will be paid in the foreseeable future. We intend to use any earnings that may be generated to finance the growth of our business. Our Board of Directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences over the holders of the Common Stock as to payment of dividends.

Lack Of Trading and Liquidity of Our Common Stock

      Our Common Stock is not quoted on any national stock market; accordingly there is no public market for our Common Stock at this time.


Dependence On Key Individuals

      Our future success is highly dependent upon our ability to attract and retain qualified key employees. We are organized with a small senior management team. If we were to lose the services of any members of our management team, our overall operations could be adversely affected.


Control By Principal Stockholders'

      As a result of the completion of the Merger, Marc Sherman, Edward L. Cummings, Carl C. Saracino, Michael P. Sheerr and David A. Loppert, beneficially own approximately 75% of our outstanding Common Stock. As a result of their current stock ownership, Messrs. Sherman, Cummings, Saracino, Sheerr and Loppert, collectively have effective control of the Company and the power to control the outcome of matters submitted to a vote of the stockholders, such as the election of at least a majority of the members of our Board of Directors and to direct the future operations of the Company. Such concentration may have the effect of discouraging, delaying or preventing a future change in control of the Company.

Anti-Takeover Provisions

      Certain   provisions   of  our  Amended  and   Restated   Certificate   of
Incorporation, Amended and Restated By-laws and Delaware law may be deemed to have an anti-takeover effect. Our certificate of incorporation provides that our Board of Directors may issue additional shares of Common Stock or establish one or more classes or series of Preferred Stock with such designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes without stockholder approval. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Each of the foregoing provisions may have the effect of rendering more difficult, delaying, discouraging, preventing or rendering more costly an acquisition of the Company or a change in control of the Company.


SIGNIFICANT ACCOUNTING POLICIES

      Management is responsible for the integrity of the financial information presented herein. The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Where necessary, they reflect estimates based on management's judgment. When selecting or evaluating accounting alternatives, management focuses on those that produce from among the available alternatives information most useful for decision-making. Significant accounting policies that are important to the portrayal of the Company's financial condition and results, which in some cases require management's judgment, are summarized in the Notes to Financial Statements which are included herein in Item 15. These include, but are not limited to, accounting for revenue recognition, inventories, income taxes and stock compensation. While alternative methods of accounting for these items could result in different amounts to be reported under different conditions or using alternative assumptions, in the aggregate, such differences are not likely to materially or adversely affect the Company's financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      We presently do not use any derivative financial instruments to hedge our exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices or other market risks, nor do we invest in speculative financial instruments. Borrowings from our majority stockholders/officers are at 12% per annum. Due to the nature of our borrowings and our lack of short-term investments, we have concluded that there is no material market risk exposure and, therefore, no quantitative tabular disclosures are required.


ITEM 3.   PROPERTIES

      We lease approximately 38,000 square feet of general warehouse and office space in Hightstown, New Jersey pursuant to a five year lease at a current annual rental of approximately $153,000, escalating each year. This lease expires in September 2006.

      This facility, with approximately 34,000 feet of warehouse space, is ideally suited to our existing business and has adequate and sufficient capacity to allow us to implement our AMG.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


Ownership of Equity Securities in the Company


      The following table sets forth information regarding beneficial ownership of the Company's Common Stock by each director and by each executive officer named in the Summary Compensation Table (see Item 6 - "Executive Compensation") and by all the directors and executive officers as a group as of April 24, 2002:

                                                      Aggregate Number of
                                                      Shares Beneficially                 Percent of Outstanding
               Name                                          Owned (1)                            Shares
-----------------------------------------           ---------------------------          ---------------------------
Marc Sherman                                                 2,275,000                                18.9%
Edward L. Cummings                                           2,150,000                                17.9%
David A. Loppert                                             2,275,000                                18.9%
Carl C. Saracino                                             2,150,000                                17.9%
Michael P. Sheerr                                            2,150,000                                17.9%
Andrew Paciocco                                                125,000                                 1.0%
Constance K. Weaver                                            125,000                                 1.0%
All Directors and Executive Officers as
a Group (7 Persons)                                         11,250,000                                93.8%

_______________________
(1) This table includes presently exercisable stock options. The following directors and executive officers hold the number of exercisable options set forth following their respective names: Marc Sherman - 475,000; Edward L. Cummings - 350,000; David A. Loppert - 475,000; Carl C. Saracino - 350,000; Michael P. Sheerr - 350,000; Andrew Paciocco - 125,000; Constance K. Weaver
     - 125,000; and all directors and executive officers as a group - 2,250,000.

      Set forth in the table below is information as of April 24, 2002 with respect to persons known to the Company (other than the directors and executive officers shown in the preceding table) to be the beneficial owners of more than five percent of the Company's issued and outstanding Common Stock:

                                                      Number of Shares
          Name and Address                           Beneficially Owned                   Percent Of Class
--------------------------------------------      ---------------------------      ---------------------------------

Alfred D. Morgan, Ph.D.                                    826,000                               6.9%
888 Riverbank Road
Stamford, CT 06903

Frederick E. Smithline                                     630,000                               5.3%
250 Park Avenue, Suite 1200A
New York, NY 10177


ITEM 5.   DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

      The information required by this Item 5 is incorporated herein by reference to Item 1, "Business, Recent Developments - Change of Control of Registrant; Merger of WindsorTech, Inc. with and into Delta States Oil, Inc.".

ITEM 6.   EXECUTIVE COMPENSATION


      The following table sets forth certain summary information concerning the total remuneration paid in 2001 to Accounting Acquirers Chief Executive Officer and the its four other most highly compensated executive officers. Accounting Acquirer, WTI, was incorporated in August 2001 and commenced business operations in October 2001. The former officers and directors of Delta States Oil, Inc. received no remuneration or other compensation in any of fiscal 1999, 2000 or 2001.

      Summary Compensation Table

                                                                                  Long-Term Compensation
                                                                              -----------------------------
                                              Annual Compensation                   Awards        Payouts
                                      --------------------------------------  ------------------ ----------
                                                                              Restricted                         All
                                                                Other Annual    Stock   Options/    LTIP       Other
    Name and Principal                 Salary                   Compensation    Awards    SAR's    Payouts  Compensation
       Position (1)          Year        ($)        Bonus ($)       ($)(3)       ($)     (#) (2)     (#)        ($)
---------------------------------------------------------------------------------------------------------------------


Marc Sherman                  2001     $ 10,000       $   --        $   --         --     96,300  $     --     $  --
   Chairman, CEO and
   President


Edward L. Cummings            2001     $ 10,000       $   --        $   --         --     96,300  $     --     $  --
   Vice President,
   Treasurer and CFO


David A. Loppert (8)          2001     $ 10,000       $   --        $   --         --     96,300  $     --     $  --
   Director, Vice
   President,
   Secretary


Carl C. Saracino              2001     $ 10,000       $   --        $   --         --     96,300  $     --     $  --
   Vice President


Michael P. Sheerr             2001     $ 10,000       $   --        $   --         --     96,300  $     --     $  --
   Vice President

----------------------------
(1) See "Employment Contracts" below for agreements entered into with executive officers on October 1, 2001.
(2) Indicates number of securities underlying options. Each executive officer was awarded an option to acquire 250,000 shares of Accounting Acquirers Common Stock at $.01. The amounts above represent the post merger conversion amounts to acquire shares of the Registrant's Common Stock at an exchange ratio of 0.38520.

Option Grants in Last Fiscal Year

      The  following  table  contains  information   concerning  the  Accounting
Acquirer's grant of Stock Options to the named executive officers during 2001 pursuant to executive officer Employment and Non-Compete Agreements:

      Option Grants In Last Fiscal Year

                                              Individual Grants
                       -----------------------------------------------------------------
                           Number of          % of Total
                           Securities       Options Granted
                       Underlying Options   to Employees in   Exercise                       Grant Date Present
    Name                  Granted (#) (1)        2001        Price ($/Sh)  Expiration Date      Value ($)(2)
------------------     ------------------   ---------------  ------------  ---------------   -------------------
Marc Sherman                 96,300             18.5%          $ 0.026        Oct -10                $ 192
Edward L. Cummings           96,300             18.5%          $ 0.026        Oct -10                $ 192
David A. Loppert             96,300             18.5%          $ 0.026        Oct -10                $ 192
Carl C. Saracino             96,300             18.5%          $ 0.026        Oct -10                $ 192
Michael P. Sheerr            96,300             18.5%          $ 0.026        Oct -10                $ 192

----------------------

                                       19


(1) Each executive officer was awarded an option to acquire 250,000 shares of Accounting Acquirers Common Stock at $.01. The amounts above represent the post merger conversion amounts to acquire shares of the Registrant's Common Stock at an exchange ratio of 0.38520. These options are fully vested and are immediately exercisable over a ten-year period commencing October 1, 2001.
(2) Based on the grant date present value of $0.002 per option share which was derived using the Black-Scholes option pricing model and is not intended to forecast future appreciation of the Company's common share price. The Black-Scholes model was used with the following assumptions: dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 3.93%; and expected lives of 5 years.

Option Exercises and Fiscal Year-End Values

      The  following  table sets  forth  information  with  respect to the named
executive   officers   concerning  the  exercise  of  options  during  2001  and
unexercised options held on December 31, 2001:

      Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                                     Number of Securities         Value of Unexercised
                                                                    Underlying Unexercised        In-The-Money Options
                              Exercised in 2001                   Options at Year End 2001(#)      at Year End 2001 ($)
                        -------------------------------          ----------------------------  ---------------------------
                         Shares Acquired        Value
                          Upon Exercise       Realized
      Name                    (#)              ($)(1)            Exercisable    Unexercisable  Exercisable   Unexercisable
---------------------   ----------------     ----------          -----------    -------------  -----------   -------------
Marc Sherman                   --             $     --             96,300             --             --             --
Edward L. Cummings             --             $     --             96,300             --             --             --
David A. Loppert               --             $     --             96,300             --             --             --
Carl C. Saracino               --             $     --             96,300             --             --             --
Michael P. Sheerr              --             $     --             96,300             --             --             --


Compensation Pursuant to Plans

      Other than as disclosed above, the Company has no plans pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals described above.


Compensation of Directors

      Prior to the fourth quarter of 2001, non-employee directors of the Company did not receive a fee for their attendance at meetings of the Company's Board of Directors. Beginning in the first quarter of 2002, the non-employee director compensation was changed to fixed quarterly fees in the amount of $5,000 per non-employee director. Such fee may be paid in cash or in shares of the Company's Common Stock, at the election of the board of directors. Reasonable travel expenses are reimbursed when incurred. Individuals who become directors of the Company are automatically granted an initial non-qualified stock option to purchase 125,000 shares of Common Stock on the date they become directors. Directors who are not also executive officers are not eligible to participate in any other benefit plan of the Company.


Compensation Committee Interlocks and Insider Participation

      None.


Employment Contracts

      The Company entered into employment and non-compete agreements with its named executive officers on October 1, 2001. The agreements automatically renew for one year commencing with the initial anniversary, October 1, 2002.


        Name                       Length              Commencing               Base Salary
        ----------------------   -------------------------------------      -----------------
        Marc Sherman                1 Year          October 1, 2001          $100,000    (1)
        Edward L. Cummings          1 Year          October 1, 2001          $100,000    (1)
        David A. Loppert            1 Year          October 1, 2001          $100,000    (1)
        Carl C. Saracino            1 Year          October 1, 2001          $100,000    (1)
        Michael P. Sheerr           1 Year          October 1, 2001          $100,000    (1)

                                       20


       ---------------------------------
      (1) $50,000 per annum for the period from October 1, 2001 to December 31, 2001 then increasing to $100,000 per annum effective January 1, 2002.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others and Certain Business Relationships

      As of April 24, 2002, the Company was indebted to its principal stockholders and executive officer as follows:

                                 Amount of        Interest
Name                            Indebtedness        Rate            Due Date                Security
-------------------------------------------------------------------------------------------------------------
Marc Sherman                      $110,000          12.0%       April 23, 2003       All of Company's assets
Edward L. Cummings                 110,000          12.0%       April 23, 2003       All of Company's assets
David A. Loppert                   110,000          12.0%       April 23, 2003       All of Company's assets
Carl C. Saracino                   110,000          12.0%       April 23, 2003       All of Company's assets
Michael P. Sheerr                  110,000          12.0%       April 23, 2003       All of Company's assets

      On April 24, 2002, the Company entered into a loan agreement with its principal stockholders. Each principal stockholder loaned the Company $110,000 (for an aggregate of $550,000) with interest only payments at 12% payable monthly in arrears, and all interest and accrued principal due and payable on April 23, 2003. The loan agreement provides, among other standard and customary terms, that when the Company arranges permanent long or short- term financing, that the principal stockholder loans will be subordinate to such permanent financing. At maturity, at the election of the principal stockholders, the Company shall repay such loans in cash or in a combination of cash and shares of the Company's Common Stock, with such stock valued at the current "market value" determined by a professional valuation service. The Company and the principal stockholders also entered into an Intercreditor Agreement.


      The terms and conditions of the loan have been approved by all of the Company's independent directors.


      Since January 1, 2002, Mr. Loppert made loans to the Company totaling $243,474, all of which, as of April 24, 2002, had been repaid. These loans were unsecured, due on demand, and bore interest at the rate of twelve percent (12%) per annum.

      The Company sells products to Keystone Memory Group, LLC ("Keystone"). Keystone is 100% beneficially owned by Michael P. Sheer, an executive officer and principal stockholder of the Company, and the brother-in-law of Marc Sherman.

      During the year ended December 31, 2001, sales to Keystone were approximately $520,000, representing 34.1% of the Company's total revenue and, at December 31, 2001, Keystone owed the Company $72,450. For the quarter ended March 31, 2002, sales to Keystone were approximately $743,000, representing 33.9% of the Company's total revenue and, at March 31, 2002, Keystone owed the Company $96,755. All transactions with Keystone are negotiated and conducted at arms-length and on commercially competitive terms and conditions.

ITEM 8.   LEGAL PROCEEDINGS

      The Company is not party to any legal proceedings.


ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

      Our Common Stock is not quoted on any national stock market; accordingly there is no public market for our Common Stock at this time.

      As of April 24, 2002, the Registrant had granted 2,740,000 options to acquire its Common Stock. Moreover, the Registrant believes that there are approximately 1,000,000 restricted shares of its Common Stock outstanding that presently could be sold pursuant to Rule 144 under the Securities Act. The Registrant has not entered into any registration rights agreements with any shareholder at this time.


Dividends

      We do not have a history of paying dividends on our Common Stock, and there can be no assurance that such dividends will be paid in the foreseeable future. We intend to use any earnings which may be generated to finance the growth of our business. Our Board of Directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences over the holders of the Common Stock as to payment of dividends.


Holders

      As of April 24, 2002, there were approximately 3,300 holders of record of our Common Stock.


Securities Authorized for Issuance Under Equity Compensation Plans


      The following table sets forth, as of April 24, 2002, compensation plans under which shares of our Common Stock are authorized for issuance:

                                                                                                Number of securities
                                                                                                remaining available
                                                                                                for future issuance
                                                       Number of                                    under equity
                                                   securities to be                              compensation plans
                                                      issued upon         Weighted-average     (excluding securities
                                                      exercise of         exercise price of     reflected in column
                  Plan Category                   outstanding options    outstanding options          (a))
-----------------------------------------------  ---------------------  --------------------- -----------------------
                                                          (a)                   (b)                   (c)
Equity compensation plans approved by security
     holders                                            2,740,000               $0.026              2,260,000

Equity compensation plans not approved by
     security holders                                          --                   --                     --

-----------------------------------------------  ---------------------  --------------------- -----------------------
     Total                                              2,740,000               $0.026              2,260,000
===============================================  =====================  ===================== =======================

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

      The following table lists all unregistered securities sold/issued by us in the last three fiscal years and through April 24, 2002. These shares were issued to the persons listed below in connection with the Merger, or for services rendered to Delta, without registration, in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, or Regulation D promulgated thereunder.

                                                                                                        Number of
                                                          Number of             Issued                   Common
Name/Entity/Nature       Date Issued            Note       Persons                For                    Shares
------------------       -----------            ----       -------                ---                    ------
Saul Horing              November, 2001          1            1           Services Rendered                85,000
Saul Horing              November, 2001          2            1             Directors Fees                 25,000
Robert Macrz             November, 2001          2            1             Directors Fees                 25,000
Larry Neuman             November, 2001          2            1             Directors Fees                 25,000
Edward L. Cummings        January, 2002          3            1          Merger Consideration           1,800,000
David A. Loppert          January, 2002          3            1          Merger Consideration           1,800,000
Carl C. Saracino          January, 2002          3            1          Merger Consideration           1,800,000
Michael P. Sheerr         January, 2002          3            1          Merger Consideration           1,800,000
Marc Sherman              January, 2002          3            1          Merger Consideration           1,800,000
Leonard P. Stone          January, 2002          4            1               Finders Fee                 450,000
William J. Barbera        January, 2002          4            1               Finders Fee                 180,000
Frederic E. Smithline     January, 2002          4            1            Services Rendered              600,000

------------------
1. Represents shares issued to Mr. Horing for past services rendered to Delta, which services related to transactions exempt from registration pursuant to Section 4(2) of the Act. In addition, the certificate
      representing   the  shares  was  legended  to  indicate   that  they  were
      restricted.
2. Represents shares issued to the individuals for services as directors in 2000 and 2001, which services related to transactions exempt from registration pursuant to Section 4(2) of the Act. In addition, the certificates representing the shares were legended to indicate that they were restricted.
3. Represents shares issued in connection with the Merger of WTI and Delta in a transaction negotiated by the WTI shareholders in connection with the Merger, which Merger transaction was exempt from registration pursuant to
      Section 4(2) of the Securities Act. The Merger Agreement included an acknowledgment that the sale was not registered, that the WTI shareholders were acquiring the shares for investment and not for resale, and that such shareholder acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
4. Represents shares issued as a transaction fee in connection with the Merger, which transaction was exempt from registration pursuant to Section 4(2) of the Act. In addition, certificates representing the shares were legended to indicate that they were restricted.
5. Represents shares issued to Mr. Smithline for past services rendered to Delta, which services related to transactions exempt from registration pursuant to Section 4(2) of the Act. In addition, the certificate
      representing   the  shares  was  legended  to  indicate   that  they  were
      restricted.


ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

      The Company is authorized to issue capital stock of Forty Million (40,000,000) shares of stock, of which Thirty Five Million (35,000,000) shares are designated as shares of Common Stock, par value $.01 per share, and Five Million (5,000,000) shares of which are designated as Preferred Stock, par value $.01 per share.

      The Company is registering its shares of Common Stock, par value $.01 per share.

      Our shares of Common Stock have no dividend rights. We do not have a history of paying dividends on our Common Stock, and there can be no assurance that such dividends will be paid in the foreseeable future. We intend to use any earnings that may be generated to finance the growth of our business. Our Board of Directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences over the holders of the Common Stock as to payment of dividends.

      Each share of Common Stock entitles the holder thereof to one vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action shall be authorized by a majority of the votes cast except where the General Corporation Law of the State of Delaware ("General Corporation Law") prescribes a different percentage of votes and/or a different exercise of voting power, and except as may be otherwise prescribed by the provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. In the election of directors, and for any other action, voting need not be by ballot.

      Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Action taken pursuant to this paragraph shall be subject to the provisions of Section 228 of the General Corporation Law.

      Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances (such directors being referred to as "Specified Directors"), the directors, other than the Specified Directors, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number of directors as practicable, the term of office of the first class ("Class I") to expire at the 2003 annual meeting of shareholders, the term of the second class ("Class II") to expire at the 2004 annual meeting of shareholders and the term of office of the third class ("Class III") to expire at the 2005 annual meeting of shareholders. Each director shall hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of shareholders, commencing with the 2003 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified. Vacancies may be filled by the Board of Directors at any time except as otherwise provided with respect to Specified Directors. Directors may be elected by the shareholders to fill any vacancy for an unexpired term on the Board of Directors, regardless of how such vacancy has been created, only if and when authorized by a resolution of the Board of Directors. The Board of Directors shall increase or decrease the number of directors in one or more classes as may be appropriate whenever it increases or decreases the number of directors to constitute the full Board of Directors in order to ensure that the three classes shall be as nearly equal in number of directors as practicable. The Chief Executive Officer shall be designated by the Board of Directors.

      As a result of the completion of the Merger, Marc Sherman, Edward L. Cummings, Carl C. Saracino, Michael P. Sheerr and David A. Loppert, beneficially own approximately 75% of our outstanding shares of Common Stock. As a result of their current stock ownership, Messrs. Sherman, Cummings, Saracino, Sheerr and Loppert, collectively have effective control of the Company and the power to control the outcome of matters submitted to a vote of the stockholders, such as the election of at least a majority of the members of our Board of Directors and to direct the future operations of the Company. Such concentration may have the effect of discouraging, delaying or preventing a future change in control of the Company.

      Certain   provisions   of  our  Amended  and   Restated   Certificate   of
Incorporation, Amended and Restated Bylaws and Delaware law may be deemed to have an anti-takeover effect. Our Amended and Restated Certificate of Incorporation provides that our Board of Directors may issue additional shares of Common Stock or establish one or more classes or series of Preferred Stock with such designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes without stockholder approval. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Each of the foregoing provisions may have the effect of rendering more difficult, delaying, discouraging, preventing or rendering more costly an acquisition of the Company or a change in control of the Company.


ITEM 12.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

      The Company is a Delaware corporation. Our Amended and Restated Certificate of Incorporation provides that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law, as the same may be amended and supplemented.

      Moreover, the Company shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify directors and officers under said section from and against any and all of the expenses (including reasonable attorneys' fees), liabilities, or other matters referred to in or covered by said section and the Company may, upon the determination of the Board of Directors of the Company, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended or supplemented, indemnify employees or agents of the Company and any and all other persons whom it shall have power to indemnify under said section, from and against any and all of the expenses (including reasonable attorneys' fees), liabilities, or other matters referred to in or covered by said section. The Company may pay and advance expenses (including reasonable attorneys' fees) to directors and officers for matters covered by indemnification to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, and may similarly pay and advance expenses for employees and agents as shall be approved by the Board of Directors of the Company.


ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      Financial Statements and Supplementary Data required by this Item 13 are incorporated herein by reference to Item 15 - "Financial Statements and Exhibits" below.


ITEM 14.  CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS


      On February 4, 2002, our Board of Directors voted to replace Milton Reece, CPA ("Reece") with Rubin, Brown, Gornstein & Co. LLP ("RBG") as the Registrant's independent accountants for the transition period ending December 31, 2001.


      The reports of Reece on our financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of our financial statements for each of the two fiscal years ended September 30, 2001 and 2000, and in the subsequent interim period, there were no disagreements with Reece on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Reece, would have caused Reece to make reference to the matter in his report.


      During the two most recent fiscal years and through the subsequent interim period, there have been no reportable events as defined in Regulation S-K Item 304(a)(1)(v).


      We have provided Reece with a copy of the disclosure contained herein and requested that Reece provide us with a letter addressed to the Securities and Exchange Commission stating whether he agrees with these disclosure. Reece has provided such a letter, which is incorporated herein by reference to Exhibit
16.1 to our Current Report on Form 8-K filed with the commission on February 13, 2002.

      On February 12, 2002, we engaged RBG as our principal accountants to audit our financial statements for the transition period ended December 31, 2001. During fiscal 2000 and 2001 and in the subsequent interim period, we had not consulted RBG on items that concerned the application of accounting principles generally, or to a specific transaction or group of transactions, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.


      We do not anticipate engaging RBG for any services other than for audit and tax services and for securities related matters.


ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS


FINANCIAL STATEMENTS

The  financial  statements  listed below are filed as part of this  Registration
Statement:

(i)        WindsorTech, Inc. (Accounting Acquirer)
                 Independent Auditors' Report
                 Financial Statements
                      Balance Sheet - December 31, 2001
                      Statement of Operations - Inception through December 31, 2001 Statement of Stockholders' Equity - Inception through December 31, 2001 Statement of Cash Flows - Inception through December 31, 2001 Notes to Financial Statements
(ii)       WindsorTech, Inc. (Accounting Acquirer)
                 Interim Financial Statements (Unaudited)
                      Balance Sheet - March 31, 2002
                      Statement of Operations - Three Months Ended March 31, 2002 Statement of Stockholders' Equity - January 1, 2002 through March 31, 2002 Statement of Cash Flows - Three Months Ended March 31, 2002 Notes to Financial Statements

EXHIBITS

Exhibit Number   Description (**)
---------------- ---------------------------------------------------------------

2.1              Agreement and Plan of Merger by and between  WindsorTech,  Inc.
                 and Delta States Oil, Inc. and Alfred D. Morgan, Ph. D dated January 29, 2002 (incorporated herein by reference to Exhibit
                 99.1 to the Registrant's Current Report on Form 8-K filed with the Commission on February 13, 2002)

3.1              Amended  and   Restated   Certificate   of   Incorporation   of
                 WindsorTech, Inc.

3.2              Amended and Restated ByLaws of WindsorTech, Inc.

4.1              Specimen Common Stock Certificate of WindsorTech, Inc.

10.1* Employment and Non-Compete Agreement - Edward L. Cummings (incorporated herein by reference to Exhibit 10.1 to the Registrant's Transition Report on Form 10-KSB filed with the Commission on April 1, 2002)

Exhibit Number   Description (**)
---------------- ---------------------------------------------------------------
10.2*            Employment  and  Non-Compete   Agreement  -  David  A.  Loppert
                 (incorporated herein by reference to Exhibit 10.2 to the Registrant's Transition Report on Form 10-KSB filed with the
                 Commission on April 1, 2002)

10.3*            Employment  and  Non-Compete   Agreement  -  Carl  C.  Saracino
                 (incorporated herein by reference to Exhibit 10.3 to the Registrant's Transition Report on Form 10-KSB filed with the Commission on April 1, 2002)

10.4* Employment and Non-Compete Agreement - Michael P. Sheerr (incorporated herein by reference to Exhibit 10.4 to the Registrant's Transition Report on Form 10-KSB filed with the Commission on April 1, 2002)

10.5* Employment and Non-Compete Agreement - Marc Sherman (incorporated herein by reference to Exhibit 10.5 to the Registrant's Transition Report on Form 10-KSB filed with the Commission on April 1, 2002)

10.6*            2002 Flexible Stock Plan  (incorporated  herein by reference to
                 Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-QSB filed with the Commission on April 16, 2002)

10.7             Loan Agreement

10.8             Lease Agreement

12.1             Statements re Computation of Ratios

16.1 Letter from Milton Reece, CPA ("Reece") concurring with the statements made by the Registrant in it's Current Report on Form 8-K reporting Reece's resignation as the Registrant's principal accountant (incorporated herein by reference to Exhibit 16.1 to the Registrant's Current Report on Form 8-K filed with the Commission on February 13, 2002)

----------------
*   Management contract or compensatory plan.
** All references to documents incorporated herein by reference to Exchange Act filings are to Commission File Number 8-7539.

                                   SIGNATURES


      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     WINDSORTECH, INC.
                                     (FORMERLY KNOWN AS DELTA STATES OIL, INC.)
                                     (Registrant)
                                      By           /S/ MARC SHERMAN
                                          -----------------------------------
Dated: April 30, 2002                     Marc Sherman, Chief Executive Officer

INDEX TO FINANCIAL STATEMENTS AND EXHIBITS

FINANCIAL  STATEMENTS                                                                                       PAGE

The financial statements listed below are filed as part of this Registration Statement:

(i)        WindsorTech, Inc. (Accounting Acquirer)
                 Independent Auditors' Report                                                               F-1
                 Financial Statements
                      Balance Sheet - December 31, 2001                                                     F-2
                      Statement of Operations - Inception through December 31, 2001                         F-3
                      Statement of Stockholders' Equity  - Inception through December 31, 2001              F-4
                      Statement of Cash Flows - Inception through December 31, 2001                         F-5
                      Notes to Financial Statements                                                         F-6-11
(ii)       WindsorTech, Inc. (Accounting Acquirer)
                 Interim Financial Statements (Unaudited)                                                   F-12
                      Balance Sheet - March 31, 2002                                                        F-13
                      Statement of Operations - Three Months Ended March 31, 2002                           F-14
                      Statement of Stockholders' Equity  - January 1, 2002 through March 31, 2002           F-15
                      Statement of Cash Flows - Three Months Ended March 31, 2002                           F-16
                      Notes to Financial Statements                                                         F-17-19

EXHIBITS
Exhibit Number   Description (**)
---------------- ---------------------------------------------------------------
2.1              Agreement and Plan of Merger by and between  WindsorTech,  Inc.
                 and Delta States Oil,  Inc.  and Alfred D. Morgan,  Ph. D dated
                 January 29, 2002  (incorporated  herein by reference to Exhibit
                 99.1 to the Registrant's Current Report on Form 8-K filed with the Commission on February 13, 2002)

3.1              Amended  and   Restated   Certificate   of   Incorporation   of
                 WindsorTech, Inc.

3.2              Amended and Restated ByLaws of WindsorTech, Inc.

4.1              Specimen Common Stock Certificate of WindsorTech, Inc.

10.1* Employment and Non-Compete Agreement - Edward L. Cummings (incorporated herein by reference to Exhibit 10.1 to the Registrant's Transition Report on Form 10-KSB filed with the Commission on April 1, 2002)

10.2* Employment and Non-Compete Agreement - David A. Loppert (incorporated herein by reference to Exhibit 10.2 to the Registrant's Transition Report on Form 10-KSB filed with the Commission on April 1, 2002)

10.3*            Employment  and  Non-Compete   Agreement  -  Carl  C.  Saracino
                 (incorporated herein by reference to Exhibit 10.3 to the Registrant's Transition Report on Form 10-KSB filed with the Commission on April 1, 2002)

10.4* Employment and Non-Compete Agreement - Michael P. Sheerr (incorporated herein by reference to Exhibit 10.4 to the Registrant's Transition Report on Form 10-KSB filed with the Commission on April 1, 2002)

10.5* Employment and Non-Compete Agreement - Marc Sherman (incorporated herein by reference to Exhibit 10.5 to the Registrant's Transition Report on Form 10-KSB filed with the Commission on April 1, 2002)

10.6*            2002 Flexible Stock Plan  (incorporated  herein by reference to
                 Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-QSB filed with the Commission on April 16, 2002)

10.7             Loan Agreement

10.8             Lease Agreement

12.1             Statements re Computation of Ratios

16.1 Letter from Milton Reece, CPA ("Reece") concurring with the statements made by the Registrant in it's Current Report on Form 8-K reporting Reece's resignation as the Registrant's principal accountant (incorporated herein by reference to Exhibit 16.1 to the Registrant's Current Report on Form 8-K filed with the Commission on February 13, 2002)

----------------
*  Management contract or compensatory plan.
** All references to documents incorporated herein by reference to Exchange Act filings are to Commission File Number 8-7539.

                          Independent Auditors' Report





Board of Directors and Stockholders
WindsorTech, Inc.
Hightstown, New Jersey


We have audited the accompanying balance sheet of WindsorTech, Inc., an S Corporation, as of December 31, 2001 and the related statements of operations, stockholders' equity, and cash flows for the period from inception (August 10, 2001) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WindsorTech, Inc. as of December 31, 2001 and the results of its operations and its cash flows for the initial period then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rubin, Brown, Gornstein & Co. LLP

RUBIN, BROWN, GORNSTEIN & CO. LLP
St. Louis, Missouri
January 16, 2002,
Except for Note 10, as to which the date is January 31, 2002

                                                                        Page F-1

                                Windsortech, Inc.
--------------------------------------------------------------------------------

                                  BALANCE SHEET

                                December 31, 2001
                                     Assets
Current Assets
   Cash and cash equivalents                                                          $    92,602
   Accounts receivable                                                                     51,483
   Accounts receivable - related party                                                     72,450
   Inventories                                                                            277,908
   Prepaid expenses                                                                        15,963
                                                                                  ------------------
         Total Current Assets                                                             510,406

Property And Equipment, Net                                                                35,146

Deposits                                                                                   39,287

Other Assets                                                                                  900
                                                                                  ------------------

                                                                                        $ 585,739
                                                                                  ==================

                      Liabilities And Stockholders' Equity

Current Liabilities
   Current maturities of capital lease obligation                                     $     4,945
   Accounts payable                                                                        67,564
   Accrued expenses                                                                       136,400
   Notes payable - officers                                                               156,000
                                                                                  ------------------
         Total Current Liabilities                                                        364,909

Capital Lease Obligation                                                                    8,198
                                                                                  ------------------

         Total Liabilities                                                                373,107
                                                                                  ------------------

Commitments And Contingencies (Notes 6 And 7)                                                  --

Stockholders' Equity
   Preferred shares: Authorized 5,000,000 shares of $.01
      par value, none issued                                                                   --
   Common shares: authorized 35,000,000 shares of $.01
      par value; 9,000,000 shares issued and outstanding                                   90,000
   Additional paid-in capital                                                             160,000
   Retained earnings (deficit)                                                            (37,368)
                                                                                  ------------------
         Total Stockholders' Equity                                                       212,632
                                                                                  ------------------

                                                                                        $ 585,739
                                                                                  ==================

--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F-2

                                Windsortech, Inc.
--------------------------------------------------------------------------------

                             STATEMENT OF OPERATIONS

               For The Period From Inception to December 31, 2001




Revenue                                                         $ 1,524,848

Cost Of Sales                                                     1,266,808
                                                           ------------------

Gross Profit                                                        258,040

Selling, General And Administrative Expenses                        291,577

Depreciation And Amortization                                           934

Interest Expense                                                      2,897
                                                           ------------------

Net Loss                                                      $     (37,368)
                                                           ==================


--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F-3

                                Windsortech, Inc.
--------------------------------------------------------------------------------

                        STATEMENT OF STOCKHOLDERS' EQUITY

               For The Period From Inception to December 31, 2001



                                      Common Stock               Additional         Retained                 Total
                             -------------------------------        Paid-in         Earnings         Stockholders'
                                     Number           Amount        Capital         (Deficit)               Equity
                             ----------------------------------------------------------------------------------------

Inception                                --         $     --     $       --        $      --             $      --

Issuance of common stock
(1)                               9,000,000           90,000        160,000               --               250,000

Net loss                                 --               --                         (37,368)              (37,368)

---------------------------------------------------------------------------------------------------------------------

Balance - December 31, 2001       9,000,000         $ 90,000     $  160,000        $ (37,368)            $ 212,632
=====================================================================================================================

(1) Retroactively restated to equal the equivalent number of shares received by the WindsorTech, Inc's. (Accounting Acquirer) selling shareholders in connection with the Merger.


--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F-4

                                Windsortech, Inc.
--------------------------------------------------------------------------------

                             STATEMENT OF CASH FLOWS

               For The Period From Inception To December 31, 2001





Cash Flows From Operating Activities
   Net loss                                                                       $   (37,368)
   Adjustments to reconcile net loss to net cash used in operating activities:
         Depreciation and amortization                                                    934
         Changes in assets and liabilities:
            Increase in accounts receivable                                          (123,933)
            Increase in inventories                                                  (277,908)
            Increase in prepaid expenses                                              (15,963)
            Increase in deposits and other assets                                     (40,187)
            Increase in accounts payable and accrued expenses                         203,964
                                                                                ----------------
Net Cash Used In Operating Activities                                                (290,461)
                                                                                ----------------

Cash Used In Investing Activities
   Payments for property and equipment                                                (22,937)
                                                                                ----------------

Cash Flows From Financing Activities
   Proceeds from the issuance of common stock                                         250,000
   Net proceeds from notes payable - officers                                         156,000
                                                                                ----------------
Net Cash Provided By Financing Activities                                             406,000
                                                                                ----------------

Net Increase In Cash And Cash Equivalents                                              92,602

Cash And Cash Equivalents - Beginning Of Period                                            --
                                                                                ----------------

Cash And Cash Equivalents - End Of Year                                           $    92,602
                                                                                ================

Supplemental Disclosure Of Cash Flow Information
   Interest paid                                                                 $      2,897
                                                                                ----------------
   Noncash investing and financing activities (Note 9)

--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                     Page F-5

                                Windsortech, Inc.
--------------------------------------------------------------------------------
                          Notes to Financial Statements

1.    Summary Of Significant Accounting Policies

      Business Organization

      WindsorTech, Inc. (the "Company"), was incorporated in August 2001 as a New Jersey corporation and commenced business operations on October 1, 2001. The Company operates out of a 38,000 square foot facility in New Jersey and has satellite sales and business development offices in Florida.

      The Company purchases off-lease and excess refurbished and as-is computer equipment and related products from a variety of sources including Fortune 1000 companies and leasing/finance companies. The Company remarkets those products to brokers, exporters, wholesalers, retailers, value added resellers, and individual and corporate end users. The Company also provides parts-on-demand services and brokerage of recyclable materials both nationally and internationally.

      Estimates

      The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Revenue Recognition

      For product sales, the Company recognizes revenue in accordance with the applicable product's shipping terms. The Company does not experience significant product returns and, therefore, management is of the opinion that no allowance for sales returns is necessary. The Company provides limited warranties on some of its products. At December 31, 2001 a warranty reserve was not considered necessary.

      Cash And Cash Equivalents

      The Company considers all liquid instruments purchased with a maturity of three months or less to be cash equivalents.

      Inventories

      Inventories consist primarily of computer equipment, parts and related products, and are valued at the lower of cost (average cost) or market. Substantially all inventory items are finished goods. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items on an item by item basis. Inventory items determined to be obsolete or slow moving are reduced to net realizable value.

      Property And Equipment

      Property and equipment is stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are charged against operations as incurred. Upon retirement or sale, any assets disposed are removed from the accounts and any resulting gain or loss is reflected in the results of operations. Capitalized values of property under leases are amortized over the life of the lease or the estimated life of the asset, whichever is less.

      Property and equipment is depreciated or amortized using the straight-line method over a 5-year period.

                                                                        Page F-6

                                Windsortech, Inc.
--------------------------------------------------------------------------------
                          Notes to Financial Statements

      Income Taxes

      The Company has elected S Corporation status under provisions of the Internal Revenue Code. As such, the Company is not liable for federal income taxes, but rather the stockholders include their distributive share of the taxable income of the Company on their personal income tax returns. Certain states do not recognize S Corporation status. The net provision for state taxes is not material to the financial statements, and is included in selling, general and administrative expenses.

      Fair Value Of Financial Instruments

      The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the relatively short maturity of these instruments. The carrying value of the capital lease obligation, including the current portion, approximates fair value based on the incremental borrowing rates currently available to the Company for financing with similar terms and maturities.

      Stock-Based Compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation (Note 5). Under APB Opinion No. 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

      Impact Of Recently Issued Accounting Standards

      In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 141, Business Combinations, and Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being included in goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement will be adopted by the Company on January 1, 2002. The Company does not expect that the adoption of SFAS No.'s 141 and 142 will have a material impact on its operations or financial position.

      In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This standard supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. This standard significantly changes the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets to be disposed of are stated at the lower

                                Windsortech, Inc.
--------------------------------------------------------------------------------
                          Notes to Financial Statements

      of their fair values or carrying amounts and depreciation is no longer recognized. The new rules will also supercede the provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period in which the losses are incurred, rather than as of the measurement date as presently required by APB No. 30. This statement is effective for fiscal years beginning after December 15, 2001. The Company does not expect that the adoption of SFAS No. 144 will have a material impact on its operations or financial position.


2.    Property And Equipment

          Furniture and fixtures                        $ 16,437
          Equipment                                       18,143
                                                     --------------
                                                          34,580
          Less:  Accumulated depreciation                   (934)
                                                     --------------
                                                          33,646
          Construction in progress                         1,500
                                                     --------------

                                                        $ 35,146
                                                     ==============

      At December 31, 2001, equipment includes an asset acquired under a capital lease obligation in the amount of $18,143. Amortization expense of this capital lease asset is included in depreciation expense.

      Depreciation charged against income amounted to $934 for the period ended December 31, 2001.

3.    Capital Lease

      The Company leases certain equipment under a non-cancelable capital lease. The asset acquired under the lease has been capitalized and the related obligations included in capital lease obligation in the financial statements. The remaining future minimum lease payments at December 31, 2001 are due as follows:

          Year                                                         Amount
          --------------------------------------------------------------------

          2002                                                        $ 5,817
          2003                                                          5,817
          2004                                                          2,908
          --------------------------------------------------------------------
          Total future minimum lease payments                          14,542
          Less: Amount representing interest                            1,399
          --------------------------------------------------------------------
          Present value of future minimum lease payments               13,143
          Less:  Current portion                                        4,945
          --------------------------------------------------------------------

                                                                      $ 8,198
          ====================================================================

                                                                        Page F-8

                                Windsortech, Inc.
--------------------------------------------------------------------------------
                          Notes to Financial Statements



4.    Notes Payable - Officers

      Notes payable - officers consists of cash advances which are unsecured and due on demand. Interest is accrued monthly at 12%.


5.    Stock-Based Compensation

      Stock Option Grants

      In October 2001, the Company granted 1,350,000 options to its shareholders and employees to acquire shares of its common stock at $0.01 per common share pursuant to individual option grants. The terms of the grants provided for immediate vesting, and the options may be exercised at any time for a period of ten years commencing October 1, 2001.

      A summary of stock option activity related to the Company's stock option grants are as follows:

                                                                                   Exercise
                                                               Shares                 Price
                                                       ---------------      ---------------
          Granted                                           1,350,000               $ 0.01
          Exercised                                                --                  --
          Forfeited                                                --                  --
          Outstanding on December 31                        1,350,000                 0.01
          ---------------------------------------------------------------------------------

          Exercisable on December 31                        1,350,000               $ 0.01
          =================================================================================

      The following table summarizes information about the options outstanding at December 31, 2001:

                                                                                       Exercisable Stock
                                        Outstanding Stock Options                           Options
                            ---------------------------------------------------    --------------------------
                                                   Remaining
                  Exercise                       Contractual          Exercise                      Exercise
                     Price         Shares               Life             Price            Shares       Price
      -------------------------------------------------------------------------------------------------------
                     $0.01      1,350,000                 10             $ .01         1,350,000      $ 0.01
      =======================================================================================================

      The Company applies APB Opinion No. 25 and related Interpretations in accounting for all grants. Accordingly, no compensation cost has been recognized under these plans. Had compensation cost for these plans been determined based on the fair value at the grant dates for awards under these plans, consistent with the alternative method set forth under SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss would have increased. The pro forma amounts are indicated below:

                                                                        Page F-9

                                Windsortech, Inc.
--------------------------------------------------------------------------------
                          Notes to Financial Statements

          Net Loss
              As reported                                       $ (37,368)
              Pro forma                                           (39,755)

      The weighted average per share fair value of the options granted was $0.002 for the period ended December 31, 2001. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

          Risk-free interest rates                                 3.93%
          Expected option lives                                  5 years
          Expected volatilities                                       0%
          Expected dividend yields                                    0%


6.    Concentration Of Credit Risk

      Major Customers

      For the period from October 1, 2001 to December 31, 2001, sales to the Company's top ten customers (including sales to a related party - see Note
      8) comprised 89.8% of revenue. These customers comprised 84.5% of the combined accounts receivable and accounts receivable - related party at December 31, 2001.


7.    Commitments And Contingencies

      Lease

      The Company has an operating lease on real property expiring in the year 2005. In addition to fixed rentals, the real property lease has an escalation clause that requires the Company to pay a percentage of common area maintenance, real estate taxes, and insurance.

      Rent expense and other charges totaled $48,255 for the period ended December 31, 2001.

      The approximate minimum payments required under the operating lease at December 31, 2001 are:

          Year                                             Amount
          ----------------------------------------------------------

          2002                                          $ 154,000
          2003                                            159,000
          2004                                            163,000
          2005                                            167,000
          2006                                            128,000
          ----------------------------------------------------------

                                                        $ 771,000
          ==========================================================

                                                                       Page F-10

                                Windsortech, Inc.
--------------------------------------------------------------------------------
                          Notes to Financial Statements

      Purchases

      The Company purchases a majority of its products from a small number of suppliers. Approximately 59% of product purchases was from one vendor for the period ended December 31, 2001.


8.    Related Party Transactions

      The Company had sales to a customer related to two stockholders and officers of the Company. Sales for the period ended December 31, 2001 amounted to approximately $520,000. Accounts receivable from this customer amounted to $72,450 at December 31, 2001.


9.    Supplemental Cash Flow Information

      During 2001, the Company acquired equipment under a capital lease in the amount of $18,143. The amount financed by the capital lease obligation was $13,143.



10.   Subsequent Event

      On December 3, 2001 the Company signed a Letter of Intent to merge with Delta States Oil, Inc. ("Delta"), a publicly owned company that has not engaged in any active business since May 1981, subject to the satisfaction of customary terms and conditions. On January 29, 2002 the Company entered into an Agreement and Plan of Merger with Delta to merge into Delta in a tax-free merger. The merger became effective on January 31, 2002, and Delta changed its name to WindsorTech, Inc.

      For accounting purposes, the Merger of Delta and the Company will be treated as a recapitalization of the Company as the acquirer (reverse acquisition). The historical financial statements of the Company will become those of the Registrant and the assets and liabilities of Delta accounted for as required under the purchase method of accounting. Pro forma information giving effect to the acquisition has not been presented since the merger is essentially a capital transaction and not a business combination.

                                                                       Page F-11

                          Interim Financial Statements

                                 March 31, 2002


                                                                       Page F-12

                                Windsortech, Inc.
--------------------------------------------------------------------------------
                                 BALANCE SHEETS
                                   (Unaudited)
                                     Assets

                                                                                        March 31,        December 31,
                                                                                             2002                2001
                                                                                  ---------------------------------------
Current Assets
   Cash and cash equivalents                                                          $    55,957         $    92,602
   Accounts receivable                                                                    148,738              51,483
   Accounts receivable - related party                                                     96,755              72,450
   Inventories                                                                            465,264             277,908
   Prepaid expenses                                                                        18,075              15,963
-------------------------------------------------------------------------------------------------------------------------
         Total Current Assets                                                             784,789             510,406

Property And Equipment, Net                                                                39,949              35,146

Deposits                                                                                   39,262              39,287

Other Assets                                                                                  294                 900
-------------------------------------------------------------------------------------------------------------------------

                                                                                        $ 864,294           $ 585,739
=========================================================================================================================

                      Liabilities And Stockholders' Equity

Current Liabilities
   Current maturities of capital lease obligation                                     $     5,045         $     4,945
   Accounts payable                                                                       231,332              67,564
   Income taxes payable                                                                    29,953                  --
   Accrued expenses                                                                       142,823             136,400
   Notes payable - officers                                                               191,170             156,000
-------------------------------------------------------------------------------------------------------------------------
         Total Current Liabilities                                                        600,323             364,909

Capital Lease Obligation                                                                    6,898               8,198
-------------------------------------------------------------------------------------------------------------------------

         Total Liabilities                                                                607,221             373,107
-------------------------------------------------------------------------------------------------------------------------

Commitments And Contingencies                                                                  --                  --

Stockholders' Equity
    Preferred shares: Authorized 5,000,000 shares in 2002
       and 2001, $0.01 par value, none issued                                                  --                  --
   Common shares: authorized 35,000,000 shares in 2002 and
      35,000,000 shares in 2001, $0.01 par value; 11,999,168 shares issued and outstanding in 2002 and 9,000,000 shares
       issued and outstanding in 2001                                                     119,992              90,000
   Additional paid-in capital                                                             130,008             160,000
   Retained earnings (deficit)                                                              7,073             (37,368)
-------------------------------------------------------------------------------------------------------------------------
         Total Stockholders' Equity                                                       257,073             212,632
-------------------------------------------------------------------------------------------------------------------------

                                                                                        $ 864,294           $ 585,739
=========================================================================================================================

--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                    Page F-13

                                Windsortech, Inc.
--------------------------------------------------------------------------------

                             STATEMENT OF OPERATIONS
                    For The Three Months Ended March 31, 2002
                                   (Unaudited)


Revenue                                                                 $    2,189,689

Cost Of Sales                                                               1,711,649
----------------------------------------------------------------------------------------

Gross Profit                                                                  478,040

Selling, General And Administrative Expenses                                  397,753

Depreciation And Amortization                                                   2,313

Interest Expense                                                                3,580
----------------------------------------------------------------------------------------

Income Before Provision For Income Taxes                                        74,394

Provision For Income Taxes                                                      29,953
----------------------------------------------------------------------------------------

Net Income                                                            $        44,441
========================================================================================

Net Income Per Common Share - Basic and Diluted                       $         0.004
========================================================================================

Weighted Average Number Of Common Shares
     Outstanding - Basic and Diluted                                       10,999,445
========================================================================================

--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                    Page F-14

                                Windsortech, Inc.
--------------------------------------------------------------------------------
                        STATEMENT OF STOCKHOLDERS' EQUITY
                    For The Three Months Ended March 31, 2002
                                   (Unaudited)


                                                Common Stock               Additional           Retained             Total
                                       -------------------------------        Paid-in           Earnings     Stockholders'
                                               Number         Amount          Capital          (Deficit)            Equity
                                       -------------------------------------------------------------------------------------
Balance - December 31, 2001(1)              9,000,000      $  90,000      $  160,000         $  (37,368)         $ 212,632

Merger Consideration - Delta
States Oil, Inc. (2)                        2,999,168         29,992         (29,992)                --                 --

Net Income                                         --             --              --             44,441             44,441
---------------------------------------------------------------------------------------------------------- -----------------

Balance - March 31, 2002                   11,999,168      $ 119,992      $  130,008         $    7,073          $ 257,073
============================================================================================================================

(1) Retroactively restated to equal the equivalent number of shares received by the WindsorTech, Inc. (Accounting Acquirer) selling shareholders in connection with the Merger.
(2) Delta States Oil, Inc. shares outstanding or issued in connection with the Merger.

--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                    Page F-15

                                Windsortech, Inc.
--------------------------------------------------------------------------------
                             STATEMENT OF CASH FLOWS
                    For The Three Months Ended March 31, 2002
                                   (Unaudited)



Cash Flows From Operating Activities
   Net Income                                                                     $  44,441
   Adjustments to reconcile net income to net cash used in operating activities:
         Depreciation and amortization                                                2,313
         Changes in assets and liabilities:
            Increase in accounts receivable                                        (121,560)
            Increase in inventories                                                (187,356)
            Increase in prepaid expenses                                             (2,112)
            Decrease in deposits and other assets                                       631
            Increase in accounts payable and accrued expenses                       170,191
            Increase in income taxes payable                                         29,953
----------------------------------------------------------------------------------------------
Net Cash Used In Operating Activities                                               (63,499)
----------------------------------------------------------------------------------------------

Cash Used In Investing Activities
   Payments for property and equipment                                               (7,116)
----------------------------------------------------------------------------------------------

Cash Flows From Financing Activities
   Net proceeds from notes payable - officers                                        35,170
   Payments on capital lease                                                         (1,200)
----------------------------------------------------------------------------------------------
Net Cash Provided By Financing Activities                                            33,970
----------------------------------------------------------------------------------------------

Net Decrease In Cash And Cash Equivalents                                           (36,645)

Cash And Cash Equivalents - Beginning Of Period                                      92,602
----------------------------------------------------------------------------------------------

Cash And Cash Equivalents - End Of Period                                        $   55,957
==============================================================================================

--------------------------------------------------------------------------------
See the accompanying notes to financial statements.                    Page F-16

                                Windsortech, Inc.
--------------------------------------------------------------------------------
                          Notes to Financial Statements

1.    Basis of Presentation

      The accompanying unaudited financial statements of WindsorTech, Inc. (the "Company") as of March 31, 2002 and December 31, 2001 and for the three months ended March 31, 2002 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X under the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of only normal recurring adjustments) considered necessary to present fairly the financial statements have been made.

      The statement of operations for the three months ended March 31, 2002 is not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the financial statements and related notes thereto included in our Transitional Report on Form 10-KSB for the quarter ended December 31, 2001.

2.    Summary of Significant Accounting Policies


      Business Organization

      WindsorTech, Inc. was incorporated in August 2001 as a New Jersey corporation ("WTI" or the "Accounting Acquirer") and commenced business operations on October 1, 2001. The Company operates out of a 38,000 square foot facility in New Jersey and has satellite sales and business development offices in Florida. On January 30, 2002, WTI merged with and into Delta States Oil, Inc. ("Delta"), a publicly owned corporation incorporated in Delaware on November 17, 1967 under the name Camco Systems, Inc., which was changed in December 1967 to Automated Data Sciences, Inc. and on January 28, 1974 to Delta, which was previously engaged in oil and gas exploration and drilling operations but had not engaged in any active business since May 4, 1981. Concurrent with the Merger, Delta changed its name to WindsorTech, Inc. (the "Company") - see "Note 4".


      The Company purchases off-lease, excess, refurbished and as-is computer equipment and related products from a variety of sources including Fortune 1000 companies and leasing/finance companies and remarkets those products to brokers, exporters, wholesalers, retailers, value added resellers, and individual and corporate end users. The Company also provides parts-on-demand services and brokerage of recyclable materials both nationally and internationally, and is in the process of establishing an asset management group to provide complete computer asset management and recovery services to leasing companies and major corporations.


      Estimates

      The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


      Revenue Recognition

      For product sales, the Company recognizes revenue in accordance with the applicable product's shipping terms. The Company does not experience significant product returns and, therefore, management is of the opinion that no allowance for sales returns is necessary. The Company provides

--------------------------------------------------------------------------------
                                                                       Page F-17

                                Windsortech, Inc.
--------------------------------------------------------------------------------
                          Notes to Financial Statements

limited warranties on some of its products. At March 31, 2002 a warranty reserve was not considered necessary.


      Cash And Cash Equivalents

      The Company considers all liquid instruments purchased with a maturity of three months or less to be cash equivalents.


      Inventories

      Inventories consist primarily of computer equipment, parts and related products, and are valued at the lower of cost (average cost) or market.
Substantially all inventory items are finished goods. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items on an item by item basis. Inventory items determined to be obsolete or slow moving are reduced to net realizable value.


      Property And Equipment

      Property and equipment is stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are charged against operations as incurred. Upon retirement or sale, any assets disposed are removed from the accounts and any resulting gain or loss is reflected in the results of operations. Capitalized values of property under leases are amortized over the life of the lease or the estimated life of the asset, whichever is less.

      Property and equipment is depreciated or amortized using the straight-line method over a 3 to 5-year period.


      Income Taxes

      WTI elected S Corporation status under provisions of the Internal Revenue Code. Through January 30, 2002, the effective date of the Merger with Delta, WTI is not liable for federal income taxes, but rather the stockholders include their distributive share of the taxable income of the WTI on their personal income tax returns. Certain states do not recognize S Corporation status. As of January 31, 2002, as a result of the Merger, the Company reverted to C Corporation status under provisions of the Internal Revenue Code.


      Fair Value Of Financial Instruments

      The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the relatively short maturity of these instruments. The carrying value of the capital lease obligation, including the current portion, approximates fair value based on the incremental borrowing rates currently available to the Company for financing with similar terms and maturities.


      Stock-Based Compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No.
123, Accounting for Stock-Based Compensation. Under APB Opinion No. 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.


--------------------------------------------------------------------------------
                                                                       Page F-18

                                Windsortech, Inc.
--------------------------------------------------------------------------------
                          Notes to Financial Statements


3.    Inventory

          Inventory at March 31, 2002 consists of:

              Finished goods                                        $320,376
              Inventory in transit                                   164,888
              Allowance for excess and obsolescence                  (20,000)
                                                                --------------
                                                                    $465,264
                                                                ==============

3.    Earnings Per Share

      The following is a reconciliation of the numerator and denominator of basic and diluted earnings per share for the three months ended March 31, 2002:

          Numerator:
          Net income available to common stockholders                                                     $  44,441
                                                                                                    ================

          Denominator:
          Denominator for basic and diluted income per share - Weighted-average shares                   10,999,445
                                                                                                    ================
          Basic and diluted income per share                                                              $   0.004
                                                                                                    ================

4.    Change in Control/Merger

      On January 30, 2002, pursuant to the terms of an Agreement and Plan of Merger among WindsorTech, Inc., Delta States Oil, Inc. and Alfred D. Morgan, PhD., WindsorTech, Inc. ("WTI" or "Accounting Acquirer") was merged with and into Delta States Oil, Inc. ("Delta") in a tax-free merger ("Merger"), and Delta was renamed WindsorTech, Inc. (the "Company" or the "Registrant"). Following the merger, the Company had 11,999,168 shares of its Common Stock outstanding, 9,000,000, or approximately 75%, of which are owned in equal amounts by Marc Sherman, Edward L. Cummings, Carl Saracino, Michael P. Sheerr and David A. Loppert.

      Delta States Oil, Inc., a publicly owned company with approximately 3,300 shareholders, was incorporated in Delaware on November 17, 1967 under the name Camco Systems, Inc., which was changed in December 1967 to Automated Data Sciences, Inc. and on January 28, 1974 to Delta and was previously engaged in oil and gas exploration and drilling operations but had not engaged in any active business since May 4, 1981. As a result of the Merger, the Company is now actively engaged in technology asset management services for leasing companies, finance companies and corporate America to assist those companies in maximizing the value of computer equipment coming to the end of its life, and the business of purchasing and selling large volumes of off-lease/off finance excess, used, refurbished and as-is computer equipment and related products.

      For accounting purposes, the Merger of Delta and WTI has been treated as a recapitalization of WTI as the acquirer (reverse acquisition). The historical financial statements of WTI became those of the Registrant and the assets and liabilities of Delta accounted for as required under the purchase method of accounting. Pro forma information giving effect to the acquisition has not been presented since the merger is essentially a capital transaction and not a business combination.

--------------------------------------------------------------------------------
                                                                       Page F-19